UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 10, 2013 (October 7, 2013)

Aastrom Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Michigan	000-22025	94-3096597
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan	48105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 556-0311

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At its Special Meeting of Stockholders held on October 7, 2013 (the “Special Meeting”), the shareholders of Aastrom Biosciences, Inc., a Michigan corporation (the “Company”), voted to approve an amendment to the Company’s Restated Articles of Incorporation, as amended (the “Articles”), to increase the number of shares of the Company’s common stock authorized for issuance thereunder from 150,000,000 shares to 300,000,000 shares.  Accordingly, on October 8, 2013, the Company filed a Certificate of Amendment to the Articles with the Michigan Department of Licensing and Regulatory Affairs.  A copy of the Certificate of Amendment is filed as Exhibit 3.1 hereto and is incorporated by reference herein.

Pursuant to the authorization granted by the shareholders of the Company at the Special Meeting, the Company’s Board of Directors approved a 1-for-20 reverse stock split (the “Reverse Stock Split”) of the Company’s common stock, no par value (the “Common Stock”).  On October 9, 2013, the Company filed a Certificate of Amendment to the Articles with the Michigan Department of Licensing and Regulatory Affairs to implement the Reverse Stock Split effective as of October 16, 2013 at 9:00 a.m. Eastern time (the “Split Effective Time”).  A copy of the Certificate of Amendment is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

At the Split Effective Time, all shares of Common Stock issued and outstanding immediately prior to the Split Effective Time (and all shares of Common Stock issued and held in the Company’s treasury immediately prior to the Effective Time), will be automatically reclassified into a smaller number of shares such that each twenty shares of issued Common Stock immediately prior to the Split Effective Time will be reclassified into one share of Common Stock.  No fractional shares will be issued, and in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split will be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the closing price of a share of Common Stock on The NASDAQ Capital Market on October 15, 2013.  To reflect the Reverse Stock Split, proportional adjustments will be made to the Company’s outstanding warrants, preferred stock, equity awards and equity compensation plans.  Continental Stock Transfer & Trust Company, Aastrom’s transfer agent, will act as exchange agent for purposes of implementing the exchange of stock certificates and the payment of cash in lieu of fractional shares.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

At the Special Meeting, the shareholders of the Company voted on the following matters, which are described in detail in the Company’s Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on September 5, 2013: (i) to approve an amendment to the Articles to increase the number of shares of the Company’s common stock authorized for issuance thereunder from 150,000,000 shares to 300,000,000 shares (“Proposal 1”); and to approve the grant of discretionary authority to the Company’s Board of Directors to amend the Articles to effect a reverse stock split of the Company’s authorized, issued and outstanding common stock at any time within four months after the date shareholder approval is obtained regarding the reverse stock split, at any whole number ratio between one for ten and one for twenty, with the exact exchange ratio and timing of the reverse stock split (if at all) to be determined at the discretion of the Board of Directors (“Proposal 2”).

The Company’s stockholders approved Proposal 1.  The Company’s stockholders voted for Proposal 1 as follows: 47,385,794 shares were voted for, 13,440,524 shares voted against or withheld and 876,793 shares abstained from voting.

The Company’s stockholders approved Proposal 2.  The Company’s stockholders voted for Proposal 2 as follows: 48,928,207 shares were voted for, 12,173,782 shares voted against and 601,122 shares abstained from voting.

Item 8.01. Other Events.

On October 10, 2013, the Company issued a press release announcing the Reverse Stock Split described above.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits.

  3.1          Certificate of Amendment to the Restated Articles of Incorporation.

  3.2          Certificate of Amendment to the Restated Articles of Incorporation.

99.1         Press Release of Aastrom Biosciences, Inc. dated October 10, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aastrom Biosciences, Inc.

Date: October 10, 2013	By:	/s/ DOMINICK C. COLANGELO
Name: Dominick C. Colangelo
Title: Chief Executive Officer and President